Exhibit 99.1

Investor Contact:	Press Contact:
Nik Singhal	Brian Beades
212.810.5427	212.810.5596

BlackRock Capital Investment Corporation Reports Financial Results for the Quarter Ended September 30, 2018, Declares Quarterly Distribution of $0.18 per Share

•	GAAP Net Investment Income (NII) of approximately $0.18 per share providing third quarter distribution coverage of 98%
•	Net Asset Value (NAV) per share increased 1.3% or $0.10 per share to $7.66 per share on a quarter-over-quarter basis
•

Net leverage of 0.43x remained level quarter-over-quarter. Total liquidity for portfolio company investments, including cash, was approximately $233 million, subject to leverage and borrowing base restrictions

•

Under our existing share repurchase program, we repurchased 108,134 shares of common stock for $0.6 million, including brokerage commissions, via open market purchases in the third quarter; in October 2018, we repurchased an additional 1,173,289 shares of common stock for $6.8 million, including brokerage commissions.

New York, October 31, 2018 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BCIC” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors declared a quarterly distribution of $0.18 per share, payable on January 8, 2019 to stockholders of record at the close of business on December 18, 2018.

“We continued to execute upon our disciplined deployment strategy in the third quarter, adding one new portfolio company to our balance sheet as well as making incremental investments in three existing portfolio companies including Gordon Brothers Finance Company (“GBFC”) and BCIC Senior Loan Partners (“Senior Loan Partners”). In addition, we demonstrated further progress on exiting our legacy non-earning equity exposure. Our common and preferred equity investments in CB-HDT Holdings were sold at the previous quarter’s mark. Our goal continues to be to rotate out of the remaining non-earning legacy equities.” commented James E. Keenan, Chairman and Interim CEO of BlackRock Capital Investment Corporation.

“Our NII covered 98% of our distribution for the third quarter as net investment income increased approximately $1.0 million compared to the prior quarter. Under BlackRock’s management of BCIC, from March 6, 2015 to September 30, 2018, we have deployed $930 million of capital, of which $335 million has been exited with a realized IRR of 14.0%. In the current market conditions of compressed credit spreads, higher leverage levels and weaker structures, we remain highly selective in new investment opportunities and focused on opportunities with strong underlying credit metrics.  Additionally, our portfolio investments in Senior Loan Partners and GBFC continue to provide us with exposure to assets at the top of the capital structure.

“Under our existing share repurchase program, during the third quarter and in October, we invested approximately $7.5 million in share repurchases at an average price of $5.84 per share. With liquidity at $233 million and no debt maturities until 2022, we have significant operating flexibility and deployment capacity.”

Financial Highlights

	Q3 2018		Q2 2018		Q3 2017
	Total	Per	Total	Per	Total	Per
($'s in millions, except per share data)	Amount	Share	Amount	Share	Amount	Share

Net Investment Income/(loss)	$12.5	$0.18	$11.5	$0.16	$12.1	$0.17
Net realized and unrealized gains/(losses)	$7.9	$0.11	$(5.5)	$(0.08)	$(19.3)	$(0.27)
Deferred taxes	$(0.4)	$(0.01)	$(1.8)	$(0.02)	$(5.3)	$(0.07)
Realized losses on extinguishment of debt	—	—	—	—	$(1.3)	$(0.02)
Basic earnings/(losses)	$20.0	$0.28	$4.2	$0.06	$(13.8)	$(0.19)
Distributions declared	$12.8	$0.18	$12.8	$0.18	$13.1	$0.18
Net Investment Income/(loss), as adjusted[1]	$12.5	$0.18	$11.5	$0.16	$12.1	$0.17
Basic earnings/(losses), as adjusted[1]	$20.0	$0.28	$4.2	$0.06	$(13.8)	$(0.19)

	September 30,	June 30,	December 31,	September 30,
($'s in millions, except per share data)	2018	2018	2017	2017

Total assets	$799.5	$800.0	$799.9	$855.0
Investment portfolio, at fair market value	$780.6	$776.3	$757.9	$833.9
Debt outstanding	$233.0	$241.5	$206.7	$246.1
Total net assets	$543.2	$536.6	$571.1	$581.5
Net asset value per share	$7.66	$7.56	$7.83	$7.96
Net leverage ratio[2]	0.43x	0.43x	0.32x	0.42x

Business Updates

•

Equity investments in CB-HDT Holdings, Inc. (“Hunter”) were sold during the quarter at the prior quarter fair value of $15.0 million and $4.8 million for the preferred stock and common stock previously held, respectively. We continued to hold unsecured debt in Hunter with 12% PIK interest at September 30, 2018.

•

In July 2018, Senior Loan Partners, as Servicer, and its wholly-owned subsidiary BCIC Senior Loan Funding II, LLC (a newly formed entity), as Borrower, entered into a $270 million Loan and Servicing Agreement with Morgan Stanley Senior Funding, Inc. acting as Administrative Agent and The Bank of New York Mellon Trust Company acting as Collateral Agent. Proceeds from this credit facility refinanced the outstanding balances under the existing $200 million credit facility to BCIC Senior Loan Funding, LLC (a wholly-owned subsidiary of Senior Loan Partners). As previously disclosed, with the increase in the size of equity commitments and the credit facility, the investing capacity of Senior Loan Partners has increased from $300 million to approximately $400 million.

•

Under our existing share repurchase program, during the third quarter of 2018, 108,134 shares were repurchased for $0.6 million at an average price of $6.00 per share, including brokerage commissions. In October 2018, we repurchased an additional 1,173,289 shares of common stock for $6.8 million, including brokerage commissions. The cumulative repurchases since BlackRock entered into the investment management agreement with the Company in early 2015 totaled approximately 5.2 million shares for $38.8 million at September 30, 2018, representing 76% of total share repurchase activity, on a dollar basis.  Since the inception of our share repurchase program through September 30, 2018, we have purchased 7.0 million shares at an average price of $7.34 per share, including brokerage commissions, for a total of $51.0 million. In April 2018, our Board of Directors authorized an additional 2.5 million shares for repurchase, effective July 1, 2018 until the earlier of June 30, 2019 or until such time that all of the authorized shares have been repurchased. Furthermore, in October 2018, an additional 3 million shares were authorized for repurchases, effective November 5, 2018 until the earlier of October 28, 2019 or until such time that all of the authorized shares have been repurchased.

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 7.
[2]	Calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and receivable for investments sold, and (B) net asset value.

Portfolio and Investment Activity*

	Three months	Three months	Three months
($’s in millions)	ended	ended	ended
	September 30, 2018	June 30, 2018	September 30, 2017
Investment deployments	$70.7	$61.3	$34.9
Investment exits	$74.5	$152.1	$75.7
Number of portfolio company investments at the end of period	28	29	32
Weighted average yield of debt and income producing equity securities, at fair market value	11.2%	11.5%	10.8%
% of Portfolio invested in Secured debt, at fair market value	49%	52%	59%
% of Portfolio invested in Unsecured debt, at fair market value	21%	18%	17%
% of Portfolio invested in Equity, at fair market value	30%	30%	24%
Average investment by portfolio company, at amortized cost (excluding investments below $5.0 million)	$34.1	$32.9	$34.1

*balance sheet amounts above are as of period end

•	We deployed $70.7 million during the quarter while exits of investments totaled $74.5 million, resulting in a $3.8 million net decrease in our portfolio due to investment activity.
▪	Our deployments were primarily concentrated in one new portfolio company investment, and incremental investments in three existing portfolio companies:
▪

$19.4 million funded L+6.00% first lien term loan and $10.6 million unfunded delayed draw term loan to United PF Holdings, LLC, which is a leading fitness club franchisor with 59 clubs throughout the United States;

▪	$38.8 million of incremental L+11.00% unsecured debt as well as $2.5 million of preferred stock to GBFC to fund portfolio growth;
▪	$5.4 million incremental L+8.00% second lien delayed draw term loan to Pathway Partners Vet Management Company, LLC; and
▪	$4.2 million of incremental equity to Senior Loan Partners.
▪	Our repayments were primarily concentrated in two portfolio company investment exits, two dispositions and one partial repayment:
▪	$27.5 million repayment of Pomeroy Group, LLC, second lien term loan;
▪	$7.0 million and $4.0 million repayment of VetCor Inc.’s first lien term loan and delayed draw term loan, respectively;
▪	$15.0 million and $4.8 million sale of preferred stock and common stock of CB-HDT Holdings, Inc., respectively; and
▪	$15.0 million partial repayment of unsecured debt in GBFC.
•

Our $96.3 million equity investment in Senior Loan Partners is generating a yield of approximately 11%. During the third quarter, Senior Loan Partners made investments into four new portfolio companies and five existing portfolio companies totaling $67.8 million of new capital deployments, bringing committed and outstanding amounts, at par, to $313.6 million and $297.7 million, respectively, with a total of 24 borrowers.  The four new investments, at par, were (i) a $20.0 million first lien term loan to On Location Events, LLC, a leader in premium experiential hospitality, (ii) a $15.0 million first lien term loan to KC Culinarte Intermediate, LLC, a manufacturer of fresh, clean label soups prepared in refrigerated and frozen formats, (iii) a $10.6 million first lien term loan and a $1.4 million unfunded delayed draw term loan to PVHC Holding Corp., a leading provider of pressurized dispensing components including aerosol container valves and actuators, and (iv) a $7.2 million first lien term loan and a $0.6 million unfunded delayed draw term loan to Premise Health Holding Corp., the number one provider of employer-sponsored onsite health and wellness clinics and pharmacies in the US.

•

As of September 30, 2018, there was one non-accrual investment position, representing approximately 1.7% and 1.8% of total debt and preferred stock investments, at fair value and cost, respectively, as compared to non-accrual investment positions of approximately 3.6% and 14.3% of total debt and preferred stock investments at fair value and cost, respectively, at December 31, 2017.  Our average internal investment rating at fair market value at September 30, 2018 was 1.31 as compared to 1.23 as of the prior quarter end.

•

During the quarter ended September 30, 2018, net realized loss was $2.2 million, primarily resulting from the sale of common stock investment in CB-HDT Holdings, Inc., partially offset by a gain relating to Bankruptcy Management Solutions, Inc.; net unrealized depreciation decreased $10.1 million before deferred taxes, primarily due to appreciation on our legacy investments, as well as the reversal of previously recognized unrealized depreciation due to dispositions. For the three months ended September 30, 2018, unrealized gains in a consolidated taxable subsidiary resulted in an increase to our deferred tax liability of $0.4 million.

Third Quarter Financial Updates

•

GAAP net investment income (“NII”) was $12.5 million, or $0.18 per share, for the three months ended September 30, 2018.  Relative to distributions declared of $0.18 per share, our NII distribution coverage was 98% for the quarter.

•

As previously disclosed, our base management fee rate was reduced from an annual rate of 2.00% of total assets to 1.75% effective March 7, 2017. For the quarter ended September 30, 2018, $2.5 million of incentive management fees based on income was earned by our investment adviser; however, as previously disclosed, any such fees earned until December 31, 2018 have been waived by our investment adviser. Pursuant to the waiver, $14.1 million of incentive management fees have been waived on a cumulative basis. During the quarter, there was no accrual for incentive management fees based on gains.

•

Tax characteristics of all 2017 distributions were reported to stockholders on Form 1099 after the end of the calendar year. Our 2017 tax distributions of $0.72 per share were comprised of ordinary income. Our return of capital distributions totaled $1.96 per share from inception to December 31, 2017.  At our discretion, we may carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income.  We will accrue excise tax on estimated undistributed taxable income as required.  There was no undistributed taxable income carried forward from 2017.  For more information on distributions, please refer to Section 19 Notices posted within the Distribution History section of our website, as necessary.

Liquidity and Capital Resources

•

At September 30, 2018, we had $4.5 million in cash and cash equivalents and $228.6 million of availability under our credit facility, subject to leverage restrictions, resulting in approximately $233 million of availability for portfolio company investments.

•

Net leverage, adjusted for available cash, receivables for investments sold and unamortized debt issuance costs, was 0.43x at quarter-end, and our 326% asset coverage ratio provided the Company with available debt capacity under its asset coverage requirements of $301 million which exceeds the available amount of $233 million for portfolio company investments.  Further, as of quarter-end, 80% of our portfolio was invested in qualifying assets, exceeding the 70% regulatory requirement of a business development company.

Conference Call

BlackRock Capital Investment Corporation will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Thursday, November 1, 2018, to discuss its third quarter 2018 financial results.  All interested parties are welcome to participate.  You can access the teleconference by dialing, from the United States, (800) 458-4121, or from outside the United States, +1-323-794-2093, shortly before 10:00 a.m. and referencing the BlackRock Capital Investment Corporation Conference Call (ID Number 3376918). A live, listen-only webcast will also be available via the Investor Relations section of www.blackrockbkcc.com.  Both the teleconference and webcast will be available for replay by 1:00 p.m. on Thursday, November 1, 2018 and ending at 1:00 p.m. on Thursday, November 15, 2018.  To access the replay of the teleconference, callers from the United States should dial (888) 203-1112 and callers from outside the United States should dial +1-719-457-0820 and enter the Conference ID Number 3376918.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment Corporation’s website within the Presentations section of the Investors page (http://www.blackrockbkcc.com/news-and-events/disclaimer).

About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

(Unaudited)

	September 30, 2018	December 31, 2017
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $254,620,448 and $311,938,762)	$228,781,869	$261,683,202
Non-controlled, affiliated investments (cost of $140,570,979 and $195,354,637)	173,468,776	215,779,077
Controlled investments (cost of $391,897,996 and $321,999,526)	378,396,463	280,478,528
Total investments at fair value (cost of $787,089,423 and $829,292,925)	780,647,108	757,940,807
Cash and cash equivalents	4,462,864	29,014,645
Receivable for investments sold	1,312,840	1,344,918
Interest, dividends and fees receivable	10,177,605	8,342,780
Prepaid expenses and other assets	2,872,380	3,236,819
Total Assets	$799,472,797	$799,879,969
Liabilities
Debt (net of deferred financing costs of $3,463,658 and $4,209,445)	$232,959,766	$206,661,272
Interest and credit facility fees payable	2,259,432	1,820,971
Distributions payable	12,782,869	13,152,924
Deferred tax liability	2,220,156	—
Base management fees payable	3,481,000	3,734,655
Payable for investments purchased	311,334	479,297
Accrued administrative services	355,238	114,995
Other accrued expenses and payables	1,948,431	2,815,923
Total Liabilities	256,318,226	228,780,037
Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 77,861,287 and 77,723,764 issued and 70,907,812 and 72,946,910 outstanding	77,861	77,723
Paid-in capital in excess of par	858,904,233	858,087,822
Undistributed / (Distributions in excess of) net investment income	(16,988,281)	(13,918,838)
Accumulated net realized loss on investments and extinguishment of debt	(237,591,277)	(162,723,790)
Net unrealized (depreciation), net of tax	(10,207,250)	(72,688,483)
Treasury stock at cost, 6,953,475 and 4,776,854 shares held	(51,040,715)	(37,734,502)
Total Net Assets	543,154,571	571,099,932
Total Liabilities and Net Assets	$799,472,797	$799,879,969
Net Asset Value Per Share	$7.66	$7.83

BlackRock Capital Investment Corporation

Consolidated Statements of Operations

(Unaudited)

	Three months	Three months	Nine months	Nine months
	ended	ended	ended	ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Investment Income:
Non-controlled, non-affiliated investments:
Cash interest income	$6,355,510	$9,312,179	$21,680,075	$32,845,636
PIK interest income	285,387	146,950	285,387	3,137,866
Cash dividend income	—	—	—	404,780
PIK dividend income	—	—	—	65,944
Fee income	314,103	164,464	1,062,810	505,141
Total investment income from non-controlled, non-affiliated investments	6,955,000	9,623,593	23,028,272	36,959,367
Non-controlled, affiliated investments:
Cash interest income	2,341,479	2,598,036	7,464,526	7,585,744
PIK interest income	719,007	952,864	1,409,967	3,067,974
PIK dividend income	193,227	1,613,379	573,379	2,079,524
Fee income	—	—	35,000	349,916
Total investment income from non-controlled, affiliated investments	3,253,713	5,164,279	9,482,872	13,083,158
Controlled investments:
Cash interest income	6,608,904	4,979,940	17,425,381	14,595,478
PIK interest income	191,253	143,484	1,474,466	1,319,917
Cash dividend income	3,678,572	2,849,738	10,295,858	6,358,240
PIK dividend income	—	—	731,516	—
Fee income	321,463	—	711,788	25,000
Total investment income from controlled investments	10,800,192	7,973,162	30,639,009	22,298,635
Other Income	—	—	—	590,429
Total investment income	21,008,905	22,761,034	63,150,153	72,931,589
Expenses:
Base management fees	3,481,000	3,993,673	10,644,268	12,656,877
Incentive management fees	2,497,266	1,493,619	6,153,967	5,076,662
Interest and credit facility fees	3,743,694	4,808,533	11,441,909	14,056,698
Professional fees	212,430	323,949	1,564,350	1,681,342
Administrative services	355,238	292,767	1,326,216	924,226
Director fees	181,000	157,500	546,000	475,249
Investment advisor expenses	87,500	87,504	262,500	262,505
Other	461,711	957,192	1,717,928	2,300,180
Total expenses, before incentive management fee waiver	11,019,839	12,114,737	33,657,138	37,433,739
Incentive management fee waiver	(2,497,266)	(1,493,619)	(6,153,967)	(5,076,662)
Expenses, net of incentive management fee waiver	8,522,573	10,621,118	27,503,171	32,357,077
Net Investment Income	12,486,332	12,139,916	35,646,982	40,574,512

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	488,772	28,990	(46,107,825)	(53,954,609)
Controlled investments	(2,644,230)	—	(28,759,662)	2,375,535
Net realized gain (loss)	(2,155,458)	28,990	(74,867,487)	(51,579,074)
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	(4,724,274)	(22,325,607)	24,416,981	31,678,241
Non-controlled, affiliated investments	1,795,922	19,838,552	16,952,593	23,375,933
Controlled investments	12,895,555	(17,130,664)	23,540,227	(20,411,338)
Foreign currency translation	116,642	268,222	(208,413)	486,793
Net change in unrealized appreciation (depreciation)	10,083,845	(19,349,497)	64,701,388	35,129,629
Net realized and unrealized gain (loss) before taxes	7,928,387	(19,320,507)	(10,166,099)	(16,449,445)
Deferred taxes	(409,765)	(5,257,916)	(2,220,156)	(5,257,916)
Net realized and unrealized gain (loss) after taxes	7,518,622	(24,578,423)	(12,386,255)	(21,707,361)
Realized losses on extinguishment of debt	—	(1,312,719)	—	(1,312,719)
Net Increase (Decrease) in Net Assets Resulting from Operations	$20,004,954	$(13,751,226)	$23,260,727	$17,554,432
Net Investment Income Per Share—basic	$0.18	$0.17	$0.50	$0.56
Earnings (Loss) Per Share—basic	$0.28	$(0.19)	$0.32	$0.24
Average Shares Outstanding—basic	71,008,615	73,049,648	71,892,278	72,928,772
Net Investment Income Per Share—diluted	$0.17	$0.16	$0.48	$0.54
Earnings (Loss) Per Share—diluted	$0.25	$(0.19)	$0.32	$0.24
Average Shares Outstanding—diluted	88,002,352	73,049,648	88,886,015	72,928,772
Distributions Declared Per Share	$0.18	$0.18	$0.54	$0.54

Supplemental Information

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Until March 6, 2017, the Company recorded its liability for incentive management fees based on income as it became legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter until March 6, 2017 was based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the pro-rated period until March 6, 2017. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to such fees in the prior three quarters caused the Company’s incentive management fee expense to become concentrated in the fourth quarter of each year. Management believes that reflecting incentive management fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period until March 6, 2017, with the formula applied to each quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. After March 6, 2017, incentive management fees based on income have been calculated for each calendar quarter and are paid on a quarterly basis if certain thresholds are met. The Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. In addition, on March 7, 2017, BlackRock Advisors, in consultation with the Company’s Board of Directors, agreed to waive incentive fees based on income after March 6, 2017 to December 31, 2018. BCIA has agreed to honor such waiver. For a more detailed description of the Company’s incentive management fee, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, on file with the Securities and Exchange Commission ("SEC").

Computations for the periods below are derived from the Company's financial statements as follows:

	Three months ended September 30, 2018	Three months ended September 30, 2017	Nine months ended September 30, 2018	Nine months ended September 30, 2017
GAAP Basis:
Net Investment Income	$12,486,332	$12,139,916	$35,646,982	$40,574,512
Net Investment Income per share	0.18	0.17	0.50	0.56
Addback: GAAP incentive management fee expense based on Gains	—	—	—	—
Addback: GAAP incentive management fee expense based on Income	—	—	—	—
Pre-Incentive Fee[1]:
Net Investment Income	$12,486,332	$12,139,916	$35,646,982	$40,574,512
Net Investment Income per share	0.18	0.17	0.50	0.56
Less: Incremental incentive management fee expense based on Income	—	—	—	—
As Adjusted[2]:
Net Investment Income	$12,486,332	$12,139,916	$35,646,982	$40,574,512
Net Investment Income per share	0.18	0.17	0.50	0.56

  Note:  The Net Investment Income amounts for the three and nine months ended September 30, 2018 are net of incentive management fees based on income and a corresponding incentive management fee waiver in the amounts of $2,497,266 and $6,153,967, respectively. For the periods shown, there is no difference between the GAAP and as adjusted figures; however, there may be a difference in future periods.

1 Pre-Incentive Fee: Amounts are adjusted to remove all incentive management fees.  Such fees are calculated but not necessarily due and payable at this time.

2 As Adjusted: Amounts are adjusted to remove the incentive management fee expense based on gains, as required by GAAP, and to include only the incremental incentive management fee expense based on Income.  Until March 6, 2017, the incremental incentive management fee was calculated based on the current quarter's incremental earnings, and without any reduction for incentive management fees paid during the prior calendar quarters.  After March 6, 2017, incentive management fee expense based on income has been calculated for each calendar quarter and may be paid on a quarterly basis if certain thresholds are met.  Amounts reflect the Company's ongoing operating results and reflect the Company's financial performance over time.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations.  Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time.  Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements.  Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com.  The information contained on our website is not a part of this press release.

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